Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investors: Rainey Mancini rmancini@estee.com Media: Jill Marvin jimarvin@estee.com

THE ESTÉE LAUDER COMPANIES REPORTS FISCAL 2023 THIRD QUARTER RESULTS

Net Sales Decreased 12% and Diluted EPS Declined 72% to $.43

Organic Net Sales1 Decreased 8% and Adjusted Diluted EPS Fell 74% in Constant Currency

Overall Results Impacted by Slower Asia Travel Retail Recovery while Nearly All Markets Delivered Net Sales Growth Ahead of Expectations

Lowering Full-Year Outlook to Reflect More Gradual Recovery in Asia Travel Retail

Focused on Accelerating Balanced Growth Post-Pandemic

New York, May 3, 2023 - The Estée Lauder Companies Inc. (NYSE: EL) today reported net sales of $3.75 billion for its third quarter ended March 31, 2023, a decline of 12% from $4.25 billion in the prior-year period, including the negative impact from foreign currency. Organic net sales fell 8%, primarily driven by Asia travel retail in Hainan and Korea. Partially offsetting the pressures affecting the Company’s Asia travel retail business, organic net sales grew in nearly every market, including the developed markets of the United States, the United Kingdom and Hong Kong, and in emerging markets globally. The Fragrance category grew double digits.

The Company reported net earnings of $156 million, compared with net earnings of $558 million in the prior-year period2. The Company’s reported effective tax rate was 44.6% in the quarter, compared to 18.5% in the prior-year period. The increase in rate was primarily due to the expected change in the Company’s geographical mix of earnings for fiscal 2023. Diluted net earnings per common share was $.43, compared with $1.53 reported in the prior-year period. Excluding restructuring and other charges and adjustments as detailed on page 3, adjusted diluted net earnings per common share declined 75% to $.47, decreasing 74% in constant currency. The reported and adjusted declines include a negative impact of 3% from certain foreign currency transactions in key international travel retail locations.

Fabrizio Freda, President and Chief Executive Officer said, “In the context of a quarter which we anticipated to be challenging, we are pleased to have delivered the high-end of our outlook for the third quarter of fiscal 2023. Our developed and emerging markets grew strongly and exceeded our expectations to offset an even slower-than-expected recovery in Asia travel retail. Each of The Americas and Asia/Pacific returned to organic sales growth, bolstered by increases in the United States and China, while the markets of EMEA continued to prosper. Moreover, we continued to grow our prestige beauty share in many markets, including a sequential acceleration in gains in China and Western Europe.
1Organic net sales represents net sales excluding returns associated with restructuring and other activities; non-comparable impacts of acquisitions, divestitures and brand closures; as well as the impact from foreign currency translation. The Company believes that the Non-GAAP measure of organic net sales growth provides year-over-year sales comparisons on a consistent basis. See page 3 for reconciliations to GAAP.
2Net earnings attributable to The Estée Lauder Companies Inc. which excludes net loss (earnings) attributable to redeemable noncontrolling interests for the third fiscal quarter of fiscal 2023 and fiscal 2022 and net earnings attributable to noncontrolling interests for the third quarter of fiscal 2022.

“As the shape of recovery from the pandemic for Asia travel retail comes into better focus, it is proving to be both far more volatile than we expected and more gradual relative to what we experienced in other regions. We are, therefore, lowering our organic sales and EPS outlook for fiscal 2023 to reflect significantly greater headwinds in our fourth quarter than we expected in February.”

Freda concluded, “While we work through the serious but we believe temporary headwinds facing Asia travel retail, we are encouraged by the strong momentum in the rest of our business. Indeed, consumer demand is robust for our diverse portfolio of brands in developed and emerging markets around the world, evidenced in both organic sales growth and retail sales trends, which drives our confidence in the long-term. What is more, we are thrilled to have acquired the TOM FORD brand last week and are optimistic about its promising growth opportunities.”

Business Update
During the fiscal 2023 third quarter, the phase and pace of recovery from the COVID-19 pandemic continued to vary across markets globally. In the West, in both developed and emerging markets, the momentum of post-COVID recovery growth continued with strong organic net sales performance in The Americas and markets in Europe, the Middle East & Africa, excluding travel retail. In Asia/Pacific, markets emerged from COVID restrictions more gradually and over a longer period of time, compared to the pace of recovery experienced in the West. These markets continued to evolve in recovery during the fiscal 2023 third quarter, evidenced by strong organic net sales growth in nearly all Asia/Pacific markets.

While the Company saw recovery in many markets globally, its Asia travel retail business continued to be pressured by the slower than anticipated recovery from the COVID pandemic. Specifically, in Hainan, while traffic into the island exceeded prior year levels, conversion of travelers to consumers in prestige beauty lagged. This led to the slower than anticipated depletion of elevated levels of retailer inventory and, therefore, lower replenishment orders. In Korea, the shipments to duty free retailers were pressured owing to the transition to post-COVID regulations as traveling consumers gradually return. In Korea, as well as in Asia more broadly, the travel retail recovery was challenged by the slower than anticipated resumption of international flights, granting of visas, and organized group tours.

In mainland China, organic net sales grew in the fiscal 2023 third quarter. While January 2023 was pressured by low retail traffic and retailer destocking from the rise in COVID cases that began in November 2022 and continued into January 2023, organic net sales returned to growth, rising double digits in February and March 2023. However, prestige beauty growth was slower than expected for the fiscal 2023 third quarter.

Finally, the Company’s business also continued to be pressured by the strong U.S dollar, historically high inflation and recession concerns.

Fiscal 2023 Third Quarter Results
Reported net sales decreased 12%, including the impact of the license terminations related to certain of the Company’s designer fragrances and the negative impact from foreign currency translation.

Reconciliation between GAAP and Non-GAAP Net Sales Growth (Unaudited)

Three Months Ended March 31, 2023(1)
As Reported - GAAP	(12)%
Impact of the license terminations related to certain of the Company’s designer fragrances	1
Impact of foreign currency translation	3
Returns associated with restructuring and other activities	—
Organic, Non-GAAP	(8)%

(1)Percentages are calculated on an individual basis

Adjusted diluted net earnings per common share excludes restructuring and other charges and adjustments as detailed in the following table.

Reconciliation between GAAP and Non-GAAP - Diluted Net Earnings Per Share (“EPS”) (Unaudited)

	Three Months Ended
	March 31
	2023	2022	Growth
As Reported EPS - GAAP	$.43	$1.53	(72)%

Non-GAAP
Restructuring and other charges	.04	.05
Change in fair value of acquisition-related stock options (less the portion attributable to redeemable noncontrolling interest)	—	(.13)
Other intangible asset impairments	—	.45
Adjusted EPS - Non-GAAP	$.47	$1.90	(75)%
Impact of foreign currency translation on earnings per share	.02
Adjusted Constant Currency EPS - Non-GAAP	$.49	$1.90	(74)%

Net sales in the Company’s product categories and regions and operating income in most of its product categories and regions were unfavorably impacted by a stronger U.S. dollar in relation to most currencies. Reported net sales was negatively impacted by 3% of foreign currency translation, primarily reflecting a negative impact in Asia/Pacific of 7%. In addition, reported and organic net sales were negatively impacted by 1% from foreign currency transactions in key international travel retail locations, with a negative impact in Europe, the Middle East & Africa of 2%.

Total reported operating income was $297 million, a 60% decrease from $738 million in the prior-year period. In constant currency, adjusted operating income decreased 65%, primarily reflecting lower net sales and higher cost of sales, and excludes the following items:
•Fiscal 2023 third quarter: $19 million restructuring and other charges and adjustments.
•Fiscal 2022 third quarter: $216 million of other intangible asset impairments related to Dr.Jart+ and GLAMGLOW and $23 million of restructuring and other charges, partially offset by $60 million of income related to the change in fair value of acquisition-related stock options.

•The unfavorable impact of foreign currency translation of $9 million.

Results by Product Category (Unaudited)

	Three Months Ended March 31
	Net Sales		Percentage Change(1)				Operating Income (Loss)		Percentage Change
($ in millions)	2023	2022	Reported Basis	Impact of Acquisitions, Divestitures and Brand Closures, Net	Impact of Foreign Currency Translation	Organic Net Sales (Non-GAAP)	2023	2022	Reported Basis
Skin Care	$1,922	$2,395	(20)%	—%	3%	(17)%	$256	$667	(62)%
Makeup	1,088	1,114	(2)	—	2	—	(15)	7	(100+)
Fragrance	585	579	1	10	3	14	89	105	(15)
Hair Care	149	147	1	—	2	3	(24)	(18)	(33)
Other	11	11	—	(8)	—	(8)	9	—	100+
Subtotal	$3,755	$4,246	(12)%	1%	3%	(8)%	$315	$761	(59)%
Returns/charges associated with restructuring and other activities	(4)	(1)					(18)	(23)
Total	$3,751	$4,245	(12)%	1%	3%	(8)%	$297	$738	(60)%
(1)Percentages are calculated on an individual basis

The product category net sales commentary below reflects organic performance, excluding the negative/(positive) impacts which are reflected in the preceding table.

Skin Care
•Skin Care net sales declined 17%, primarily reflecting the slower than anticipated recovery of Asia travel retail from the COVID-19 pandemic. This included lower shipments to retailers in Hainan due to lower conversion of travelers to consumers and the slower than anticipated depletion of elevated levels of retailer inventory, as well as lower shipments to Korean duty free retailers primarily due to the transition to post-COVID regulations as traveling consumers gradually return. In Korea and Asia more broadly, the travel retail recovery was challenged by the slower than anticipated resumption of international flights, granting of visas, and organized group tours. Net sales declined from La Mer, Estée Lauder and Dr.Jart+, partially offset by growth from The Ordinary and M·A·C.
•Net sales from La Mer, Estée Lauder and Dr.Jart+ declined, primarily reflecting the aforementioned challenges in Asia travel retail.
•Net sales from The Ordinary grew strong double digits compared to the prior-year period, primarily reflecting growth across every region and benefiting from continued strength from hero products, successful innovation, such as the Multi-Peptide Eye Serum, and the brand’s launch into India and the Middle East in fiscal 2023.
•M·A·C net sales more than doubled, fueled by the successful launch of the Hyper Real franchise line of products in the fiscal 2023 third quarter.
•Skin Care operating income decreased, primarily reflecting the decline in net sales from Asia travel retail, an increase in cost of sales and the unfavorable impact from the change in fair value of acquisition-related stock options compared to the prior year, partially offset by the prior year other intangible asset impairments of $216 million relating to

Dr.Jart+ and GLAMGLOW. The increase in cost of sales included the unfavorable impacts from obsolescence charges and promotional items.

Makeup
•Makeup net sales were virtually flat to the prior-year period, reflecting growth in most markets as they continued to evolve in recovery and as usage occasions increased, offset by the challenges and the slower than anticipated recovery of Asia travel retail from the COVID-19 pandemic. Net sales declined from Estée Lauder, partially offset by growth from M·A·C, Clinique and TOM FORD Beauty.
•Net sales from Estée Lauder were negatively impacted by the aforementioned challenges in Asia travel retail.
•M·A·C net sales growth reflected continued success from hero products and recent launches, particularly in the face and lip subcategories. The increase in net sales also reflected the benefit from changes to the brand’s take back loyalty program made in the fiscal 2023 second quarter.
•Net sales from Clinique rose double digits, benefiting from solid performance in the lip, concealer and eye subcategories.
•Double-digit net sales growth from TOM FORD Beauty reflected strength from products in the lip subcategory, including Lip Color Satin Matte and Soleil Lip Blush.
•Makeup operating income decreased, primarily reflecting an increase in cost of sales, including obsolescence charges, and the decrease in net sales from Asia travel retail.

Fragrance
•Fragrance net sales grew double digits, reflecting strong growth in every region and double-digit growth from TOM FORD Beauty, Le Labo and Estée Lauder.
•Net sales from TOM FORD Beauty rose double digits, reflecting growth in hero franchises like Ebene Fume and Ombre Leather and successful innovation, such as TOM FORD Noir Extreme Parfum and the fiscal 2023 third quarter launch of The Private Blend Cherry Collection.
•Strong double-digit growth from Le Labo was fueled by growth in every region and virtually all channels of distribution, primarily due to the continued consumer demand for the brand’s hero product franchises, such as Santal 33 and Another 13, and high-touch services, as well as targeted expanded consumer reach.
•Estée Lauder net sales grew double digits, driven by the success from existing product franchises, such as Beautiful and Estée Lauder Pleasures.
•Fragrance operating income decreased, driven primarily by an increase in cost of sales, including the change in brand mix.

Hair Care
•Hair Care net sales increased 3%, reflecting growth from The Ordinary’s hair care products, partially offset by a decline from Aveda.
•Aveda net sales declined, driven by softness in North America, partially offset by the launch of the brand in mainland China and growth in Europe, the Middle East & Africa.
•Hair Care operating results decreased, reflecting an increase in cost of sales, including obsolescence charges.

Results by Geographic Region (Unaudited)

	Three Months Ended March 31
	Net Sales		Percentage Change(1)				Operating Income (Loss)		Percentage Change
($ in millions)	2023	2022	Reported Basis	Impact of Acquisitions, Divestitures and Brand Closures, Net	Impact of Foreign Currency Translation	Organic Net Sales (Non-GAAP)	2023	2022	Reported Basis
The Americas	$1,089	$1,053	3%	2%	1%	6%	$(93)	$408	(100+)%
Europe, the Middle East & Africa	1,474	1,990	(26)	1	1	(24)	176	281	(37)
Asia/Pacific	1,192	1,203	(1)	1	7	7	232	72	100+
Subtotal	$3,755	$4,246	(12)%	1%	3%	(8)%	$315	$761	(59)%
Returns/charges associated with restructuring and other activities	(4)	(1)					(18)	(23)
Total	$3,751	$4,245	(12)%	1%	3%	(8)%	$297	$738	(60)%
(1)Percentages are calculated on an individual basis

The geographic region net sales commentary below reflects organic performance, excluding the negative impacts which are reflected in the preceding table.

The Americas
•Net sales rose 6%, returning to growth and benefiting from increases in Makeup, Skin Care and Fragrance.
•Net sales in North America grew mid-single-digits, driven by the United States, reflecting growth in Skin Care, Makeup and Fragrance owing to double-digit growth from The Ordinary, M·A·C and Le Labo.
•In Latin America, net sales rose strong double digits, fueled by growth in every country as well as in all major categories, led by the Makeup and Fragrance categories.
•Operating income in The Americas decreased, primarily reflecting $338 million of lower intercompany royalty income due to the decline in income from the Company’s travel retail business. The decrease also reflects higher cost of sales, including obsolescence charges and changes in the mix of business.

Europe, the Middle East & Africa
•Net sales declined 24%, due to the slower than anticipated recovery of Asia travel retail from the COVID-19 pandemic, partially offset by growth in virtually all markets, led by the United Kingdom and Germany.
•Global travel retail net sales decreased double digits, reflecting the aforementioned challenges that led to lower product shipments primarily to retailers in Hainan and Korea. Travel retail net sales grew strong double digits in Europe, the Middle East & Africa and The Americas, benefiting from the increase in domestic and international travel compared to the prior-year period.

•Net sales rose double digits in the United Kingdom, fueled by strong growth in Skin Care, led by The Ordinary, Estée Lauder and Clinique, as well as the progression of recovery in Makeup as usage occasions returned. Double-digit net sales growth in Germany reflected double-digit growth in each major product category, powered by Estée Lauder, M·A·C, Clinique and TOM FORD Beauty owing to strong demand for hero products and successful innovation.
•Net sales rose in nearly all emerging markets in the region3.
•Operating income decreased, driven by the decline in net sales, partially offset by $338 million of lower intercompany royalty expense due to the decline in income from the Company’s travel retail business.

Asia/Pacific
•Net sales grew 7%, driven by the ongoing recovery from eased COVID-related restrictions compared to the prior-year period, led by Hong Kong, Australia, Japan and mainland China. This was somewhat offset by the slower than anticipated recovery of Dr.Jart+ travel retail in Korea from the COVID-19 pandemic.
•Net sales in Hong Kong doubled, benefiting from the reopening of borders, the resumption of travel and the return of brick-and-mortar traffic.
•Net sales in Australia rose strong double digits, reflecting the return of brick-and-mortar traffic and benefiting from double-digit growth in each of the major product categories.
•Double-digit net sales growth in Japan reflected the ongoing recovery from eased COVID-related restrictions compared to the prior-year period.
•Net sales in mainland China returned to growth, reflecting double-digit increases in February and March 2023, partially offset by the decline in January 2023 due to the impact from the increase in the number of COVID cases, including slower brick-and-mortar traffic.
•Nearly all emerging markets in Asia/Pacific4 grew double digits.
•Operating income increased, driven by the prior-year period other intangible asset impairment of $205 million related to Dr.Jart+, partially offset by an increase in cost of sales, including promotional items, and the decrease in net sales.

Nine-Months Results
•For the nine months ended March 31, 2023, the Company reported net sales of $12.30 billion, a 13% decrease compared with $14.18 billion in the prior-year period. Organic net sales decreased 8%.
•Net earnings5 were $1.04 billion, and diluted earnings per share was $2.88. In the prior year nine months, the Company reported net earnings of $2.34 billion and diluted earnings per share of $6.39.

3Emerging markets in Europe, the Middle East & Africa are India, the Middle East, Turkey, South Africa, Central Europe, Israel, Kazakhstan and Russia.
4Emerging markets in Asia/Pacific are Thailand, Malaysia, Vietnam, Indonesia, the Philippines and Singapore.
5Net earnings attributable to The Estée Lauder Companies Inc. which excludes net (earnings) attributable to redeemable noncontrolling interests for the nine months ended March 31, 2023 and 2022 and noncontrolling interests for the nine months ended March 31, 2022.

•During the nine months ended March 31, 2023, the Company recorded restructuring and other charges, other intangible asset impairments, and change in fair value of acquisition-related stock options, that, combined, resulted in an unfavorable impact of $238 million ($182 million less the portion attributable to redeemable noncontrolling interest and net of tax), equal to $.50 per diluted share, as detailed on page 15. The prior-year period results include restructuring and other charges, other intangible asset impairments, change in fair value of acquisition-related stock options, and other income related to a gain on a previously held equity investment in Deciem Beauty Group Inc. that, combined, resulted in an unfavorable impact of $201 million ($151 million less the portion attributable to redeemable noncontrolling interest and net of tax), equal to $.41 per diluted share.
•Excluding restructuring and other charges and adjustments referred to in the previous bullet, adjusted diluted net earnings per common share for the nine months ended March 31, 2023 was $3.38, and declined 47% in constant currency. For the nine months ended March 31, 2023, diluted earnings per common share included the unfavorable impacts of foreign currency translation and foreign currency transactions in key international travel retail locations of $.23 and $.26, respectively.

Cash Flows
•For the nine months ended March 31, 2023, net cash flows provided by operating activities were $1.02 billion, compared with $1.97 billion in the prior-year period. This reflects lower earnings before taxes, excluding non-cash items, partially offset by lower working capital.
•Capital Expenditures were $652 million, virtually flat to the prior year.
•The Company ended the quarter with $5.53 billion in cash and cash equivalents after returning $0.95 billion cash to stockholders through dividends and share repurchases. This includes $2.23 billion from the issuance of commercial paper, most of which was issued at various times throughout the quarter.
•On April 28, 2023, the Company completed the acquisition of the TOM FORD brand. The amount paid by the Company at closing, approximately $2.25 billion, was funded by cash on hand and proceeds from the issuance of commercial paper, and approximately $250 million received from Marcolin S.p.A. (a continuing TOM FORD licensee). An additional aggregate amount of $300 million in deferred payments, at 5% interest per annum, to the sellers becomes due from the Company beginning in July 2025.

Outlook
The Company expects organic net sales to return to growth in the fourth quarter, reflecting continued momentum of post-COVID recovery growth in nearly all markets globally. The impacts from the ongoing pressures in Asia travel retail, driven primarily by risks associated with the volatile and slower than originally anticipated pace of recovery, are expected to partially offset the growth in other markets.

The Company remains focused on accelerating balanced growth post-pandemic and optimistic about the prospects and future growth in global prestige beauty. Notwithstanding this difficult environment, the Company plans to continue to invest in its business to support recovery, share gains and long-term growth, including strategic investments in advertising, innovation, support of the retail acceleration of its travel retail business, the growth of its emerging markets, targeted expanded consumer reach and in its new manufacturing facility in Japan.

The full year outlook reflects the following assumptions and expectations:
•A slower than expected return to growth in Asia travel retail, reflecting:
◦The progress towards the rebalancing of inventory levels in Hainan, given the disruptions from the COVID-related impacts throughout fiscal 2023 and the tightening of inventory by retailers.
◦The temporary pressure to the Company’s travel retail business in Korea due to retailers transitioning to post-COVID regulations as traveling consumers gradually return.
◦A slower pace of resumption of Asia travel retail net sales than previously anticipated given the more gradual return of international flights, granting of visas, availability of organized group tours, and consumer conversion in the beauty category. We now expect the return of traffic and conversion to build gradually over the fiscal 2023 fourth quarter and the first half of fiscal 2024.
•Balanced growth in the fourth quarter across nearly all other markets globally and accelerated consumer demand in mainland China.
•Strategic price increases, increased productive distribution to retailers that provide new consumer reach and continued strategic entry into new countries for some of the Company’s brands.
•Incremental savings from the Post-COVID Business Acceleration Program and reinvestment in advertising and capabilities.
•An increase in the full year effective tax rate to approximately 27%, reflecting the expected change in the geographical mix of earnings, notably due to the Company’s travel retail business as previously discussed, for the remainder of the year.
•The acquisition of the TOM FORD brand is expected to be approximately $.03 to $.04 dilutive to full year diluted earnings per common share.

The Company is mindful of risks related to the effects of the global macro environment, including the risk of recession; geopolitical tensions; foreign currency volatility; inflationary pressures; supply chain disruptions; social and political issues; residual impacts related to the COVID-19 pandemic; regulatory matters, including the imposition of tariffs and sanctions; and global security issues. The Company is also mindful of inflationary pressures on its cost base and consumer behaviors.

Full Year Fiscal 2023

Sales Outlook
•Reported net sales are forecasted to decrease between 12% and 10% versus the prior-year period. This range includes:
◦The slower than expected return to growth in Asia travel retail, as detailed above.
◦Currency exchange rates are volatile and difficult to predict. Using March 31, 2023 spot rates for the fourth quarter of fiscal 2023, a 4% headwind due to foreign currency translation, as well as an additional 1% due to certain foreign currency transactions in key international travel retail locations.
◦The negative impact of 1% from the termination of the Company’s license agreements for the Donna Karan New York, DKNY, Michael Kors, Tommy Hilfiger and Ermenegildo Zegna product lines effective June 30, 2022.
•Organic net sales, which excludes returns associated with restructuring and other activities; non-comparable impacts from acquisitions, divestitures and brand closures; as well as the impact of foreign currency translation, are forecasted to decrease between 7% to 5%. This includes the impact related to foreign currency transactions, noted above.

Earnings per Share Outlook
•Reported diluted net earnings per common share are projected to be between $2.62 and $2.76. Excluding restructuring and other charges and adjustments, diluted net earnings per common share are projected to be between $3.29 and $3.39.
•Adjusted diluted earnings per common share are expected to decrease between 51% and 50% on a constant currency basis. Currency exchange rates are volatile and difficult to predict. Using March 31, 2023 spot rates for the fourth quarter of fiscal 2023:
◦The foreign currency translation impact equates to about $.26 of dilution to earnings per share.
◦As reported and adjusted diluted earnings per share in constant currency are expected to be dilutive by 4% from certain foreign currency transactions in key international travel retail locations.

Reconciliation between GAAP and Non-GAAP - Net Sales Growth (Unaudited)

Twelve Months Ending
June 30, 2023(F)
As Reported - GAAP	(12%) - (10%)
Impact of acquisitions, divestitures and brand closures, net	1
Impact of foreign currency translation	4
Returns associated with restructuring and other activities	—
Organic, Non-GAAP	(7%) - (5)%
(F)Represents forecast

Reconciliation between GAAP and Non-GAAP - Diluted Net Earnings Per Share (“EPS”) (Unaudited)

	Twelve Months Ending
	June 30
	2023(F)	2022	Variance
Forecasted/As Reported EPS - GAAP	$2.62 - $2.76	$6.55	(60%) - (58%)

Non-GAAP
Restructuring and other charges	.14 - .18	.31
Change in fair value of acquisition-related stock options (less the portion attributable to redeemable noncontrolling interest)	.05	(.12)
Other intangible asset impairments	.44	.50
Forecasted/Adjusted EPS - Non-GAAP	$3.29 - $3.39	$7.24	(55%) - (53%)
Impact of foreign currency translation	.26
Forecasted/Adjusted Constant Currency EPS - Non-GAAP	$3.55 - $3.65	$7.24	(51%) - (50%)
(F)Represents forecast

Conference Call The Estée Lauder Companies will host a conference call at 9:30 a.m. (ET) today, May 3, 2023 to discuss its results. The dial-in number for the call is 877-883-0383 in the U.S. or 412-902-6506 internationally (conference ID number: 6722860). The call will also be webcast live at http://www.elcompanies.com/investors/events-and-presentations.

Cautionary Note Regarding Forward-Looking Statements
Statements in this press release, in particular those in “Outlook,” as well as remarks by the CEO and other members of management, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may address the Company’s expectations regarding sales, earnings or other future financial performance and liquidity, other performance measures, product introductions, entry into new geographic regions, information technology initiatives, new methods of sale, the Company’s long-term strategy, restructuring and other charges and resulting cost savings, and future operations or operating results. These statements may contain words like “expect,” “will,” “will likely result,” “would,” “believe,” “estimate,” “planned,” “plans,” “intends,” “may,” “should,” “could,” “anticipate,” “estimate,” “project,” “projected,” “forecast,” and “forecasted” or similar expressions. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, actual results may differ materially from the Company’s expectations.

Factors that could cause actual results to differ from expectations include, without limitation:

(1)increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses;
(2)the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;
(3)consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and the Company’s inability to collect receivables;
(4)destocking and tighter working capital management by retailers;
(5)the success, or changes in timing or scope, of new product launches and the success, or changes in timing or scope, of advertising, sampling and merchandising programs;
(6)shifts in the preferences of consumers as to where and how they shop;
(7)social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;
(8)changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products or distribution networks, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;
(9)foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;
(10)changes in global or local conditions, including those due to volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, supply chain challenges, inflation, or increased energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;
(11)impacts attributable to the COVID-19 pandemic, including disruptions to the Company’s global business;

(12)shipment delays, commodity pricing, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture the Company’s products or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of information technology initiatives, or by restructurings;
(13)real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;
(14)changes in product mix to products which are less profitable;
(15)the Company’s ability to acquire, develop or implement new information and distribution technologies and initiatives on a timely basis and within the Company’s cost estimates and the Company’s ability to maintain continuous operations of such systems and the security of data and other information that may be stored in such systems or other systems or media;
(16)the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;
(17)consequences attributable to local or international conflicts around the world, as well as from any terrorist action, retaliation and the threat of further action or retaliation;
(18)the timing and impact of acquisitions, investments and divestitures; and
(19)additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2022.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers, marketers and sellers of quality skin care, makeup, fragrance and hair care products, and is a steward of outstanding luxury and prestige brands globally. The Company’s products are sold in approximately 150 countries and territories under brand names including: Estée Lauder, Aramis, Clinique, Lab Series, Origins, M·A·C, La Mer, Bobbi Brown Cosmetics, Aveda, Jo Malone London, Bumble and bumble, Darphin Paris, TOM FORD, Smashbox, AERIN Beauty, Le Labo, Editions de Parfums Frédéric Malle, GLAMGLOW, KILIAN PARIS, Too Faced, Dr.Jart+, and the DECIEM family of brands, including The Ordinary and NIOD.

ELC-F
ELC-E

CONSOLIDATED STATEMENT OF EARNINGS (Unaudited)

	Three Months Ended March 31		Percentage Change	Nine Months Ended March 31		Percentage Change
($ in millions, except per share data)	2023	2022		2023	2022
Net sales(A)	$3,751	$4,245	(12)%	$12,301	$14,176	(13)%
Cost of sales(A)	1,159	994	17	3,401	3,274	4
Gross profit	2,592	3,251	(20)	8,900	10,902	(18)
Gross margin	69.1%	76.6%		72.4%	76.9%

Operating expenses
Selling, general and administrative(B)	2,281	2,275	—	7,155	7,554	(5)
Restructuring and other charges(A)	14	22	(36)	24	41	(41)
Impairment of other intangible assets(C)	—	216	(100)	207	216	(4)
Total operating expenses	2,295	2,513	(9)	7,386	7,811	(5)
Operating expense margin	61.2%	59.2%		60.0%	55.1%

Operating income	297	738	(60)	1,514	3,091	(51)
Operating income margin	7.9%	17.4%		12.3%	21.8%

Interest expense	58	41	41	156	125	25
Interest income and investment income, net	37	5	100+	78	19	100+
Other components of net periodic benefit cost	(4)	(1)	(100+)	(9)	(2)	(100+)
Other income	—	—	—	—	1	(100)
Earnings before income taxes	280	703	(60)	1,445	2,988	(52)
Provision for income taxes	125	130	(4)	403	630	(36)
Net earnings	155	573	(73)	1,042	2,358	(56)
Net earnings attributable to noncontrolling interests	—	(3)	100	—	(8)	100
Net loss (earnings) attributable to redeemable noncontrolling interest	1	(12)	100+	(3)	(12)	75
Net earnings attributable to The Estée Lauder Companies Inc.	$156	$558	(72)%	$1,039	$2,338	(56)%

Net earnings attributable to The Estée Lauder Companies Inc. per common share
Basic	$.44	$1.55	(72)%	$2.90	$6.48	(55)%
Diluted	$.43	$1.53	(72)%	$2.88	$6.39	(55)%

Weighted-average common shares outstanding
Basic	357.9	359.2		357.8	360.7
Diluted	361.2	363.6		360.9	365.8

(A)In August 2020, the Company announced a two-year restructuring program, Post-COVID Business Acceleration Program (the “PCBA Program”), designed to realign its business to address the dramatic shifts to its distribution landscape and consumer behaviors in the wake of the COVID-19 pandemic. The PCBA Program will help improve efficiency and effectiveness by rebalancing resources to growth areas of prestige beauty. It is expected to further strengthen the Company by building upon the foundational capabilities in which the Company has invested. The PCBA Program’s main areas of focus include accelerating the shift to online with the realignment of the Company’s distribution network reflecting freestanding store and certain department store closures, with a focus on North America and Europe, the Middle East & Africa; the reduction in brick-and-mortar point of sale employees and related support staff; and the redesign of the Company’s regional branded marketing organizations, plus select opportunities in global brands and functions. This program is expected to position the Company to better execute its long-term strategy while strengthening its financial flexibility. The Company approved specific initiatives under the PCBA Program through fiscal 2022 and expects to substantially complete those initiatives through fiscal 2023. As of March 31, 2023, the Company expects that the PCBA Program will result in related restructuring and other charges totaling between $450 million and $480 million, before taxes.

(B)For the three and nine months ended March 31, 2023, the Company recorded $1 million ($1 million, less the portion attributable to redeemable noncontrolling interest and net of tax) and $(2) million ($(2) million, less the portion attributable to redeemable noncontrolling interest and net of tax), respectively, of expense (income) related to the change in fair value of acquisition-related stock options related to DECIEM, and recorded $(60) million ($(48) million, less the portion attributable to redeemable noncontrolling interest and net of tax), and $(58) million ($(46) million, less the portion attributable to redeemable noncontrolling interest and net of tax) of income for the three and nine months ended March 31, 2022, respectively.

(C)During the fiscal 2023 second quarter, given the lower-than-expected results in the overall business, the Company made revisions to the internal forecasts relating to its Smashbox reporting unit. The Company concluded that the changes in circumstances in the reporting unit triggered the need for an interim impairment review of its trademark intangible asset. The remaining carrying value of the trademark intangible asset was not recoverable and the Company recorded an impairment charge of $21 million reducing the carrying value to zero.

During the fiscal 2023 second quarter, the Dr.Jart+ reporting unit experienced lower-than-expected growth within key geographic regions and channels that continue to be impacted by the spread of COVID-19 variants, resurgence in cases, and the potential future impacts relating to the uncertainty of the duration and severity of COVID-19 impacting the financial performance of the reporting unit. In addition, due to macro-economic factors, Dr.Jart+ has experienced lower-than-expected growth within key geographic regions. The Too Faced reporting unit experienced lower-than-expected results in key geographic regions and channels coupled with delays in future international expansion to areas that continue to be impacted by COVID-19. As a result, the Company made revisions to the internal forecasts relating to its Dr.Jart+ and Too Faced reporting units. Additionally, there were increases in the weighted average cost of capital for both reporting units as compared to the prior year annual goodwill and other indefinite-lived intangible asset impairment testing as of April 1, 2022.

The Company concluded that the changes in circumstances in the reporting units, along with increases in the weighted average cost of capital, triggered the need for interim impairment reviews of their trademarks and goodwill. These changes in circumstances were also an indicator that the carrying amounts of Dr.Jart+’s and Too Faced’s long-lived assets, including customer lists, may not be recoverable. Accordingly, the Company performed interim impairment tests for the trademarks and a recoverability test for the long-lived assets as of November 30, 2022. The Company concluded that the carrying value of the trademark intangible assets exceeded their estimated fair values, which were determined utilizing the relief-from-royalty method to determine discounted projected future cash flows and recorded an impairment charge of $100 million for Dr.Jart+ and $86 million for Too Faced. The Company concluded that the carrying amounts of the long-lived assets were recoverable. After adjusting the carrying values of the trademarks, the Company completed interim quantitative impairment tests for goodwill. As the estimated fair value of the Dr.Jart+ and Too Faced reporting units were in excess of their carrying values, the Company concluded that the carrying amounts of the goodwill were recoverable and did not record a goodwill impairment charge related to these reporting units. The fair values of these reporting units were based upon an equal weighting of the income and market approaches, utilizing estimated cash flows and a terminal value, discounted at a rate of return that reflects the relative risk of the cash flows, as well as valuation multiples derived from comparable publicly traded companies that are applied to operating performance of the reporting units. The significant assumptions used in these approaches include revenue growth rates and profit margins, terminal values, weighted average cost of capital used to discount future cash flows and royalty rates for trademarks. The most significant unobservable input used to estimate the fair values of the Dr.Jart+ and Too Faced trademark intangible assets was the weighted-average cost of capital, which was 11% and 13%, respectively.

For the nine months ended March 31, 2023, other intangible asset impairment charges were $207 million ($159 million, net of tax), with an impact of $.44 per common share.

During the fiscal 2022 third quarter, given the lower-than-expected results from international expansion to areas that continue to be impacted by COVID-19, the Company made revisions to the internal forecasts relating to its GLAMGLOW reporting unit. The Company concluded that the changes in circumstances in the reporting unit triggered the need for an interim impairment review of its trademark intangible asset. As of March 31, 2022, the remaining carrying value of the trademark intangible asset was not recoverable and the Company recorded an impairment charge of $11 million reducing the carrying value to zero.

During the fiscal 2022 third quarter, given the lower-than-expected growth within key geographic regions and channels for Dr.Jart+ that continue to be impacted by the spread of COVID-19 variants and resurgence in cases and the potential future impacts relating to the uncertainty of the duration and severity of COVID-19 impacting the financial performance of the brand, the lower than expected growth in key retail channels for DECIEM, and the lower than expected results from international expansion to areas that continue to be impacted by COVID-19 for Too Faced, the Company made revisions to the internal forecasts relating to its Dr. Jart+, DECIEM and Too Faced reporting units.

The Company concluded that the changes in circumstances in the reporting units triggered the need for interim impairment reviews of their trademarks and goodwill. These changes in circumstances were also an indicator that the carrying amounts of Dr.Jart+’s, DECIEM’s and Too Faced’s long-lived assets, including customer lists, may not be recoverable. Accordingly, the Company performed interim impairment tests for the trademarks and a recoverability test for the long-lived assets as of February 28, 2022. The Company concluded that the carrying amounts of the long-lived assets were recoverable. For the Dr.Jart+ reporting unit, the Company also concluded that the carrying value of the trademark intangible asset exceeded its estimated fair value, which was determined utilizing the relief-from-royalty method to determine discounted projected future cash flows, and recorded an impairment charge. For the Too Faced and DECIEM reporting units, as the carrying values of the trademarks did not exceed their estimated fair values, which were determined utilizing the relief-from-royalty method to determine discounted projected future cash flows, the Company did not record impairment charges. As of March 31, 2022, the estimated fair values of Too Faced’s and DECIEM’s trademarks exceeded their carrying values by 13% and 3%, respectively. For the Too Faced and DECIEM trademark intangible assets, if all other assumptions are held constant, an increase of 100 basis points and 50 basis points, respectively, in the weighted average cost of capital would result in an impairment charge. After adjusting the carrying values of the trademarks, the Company completed interim quantitative impairment tests for goodwill. As the estimated fair value of the Dr.Jart+, DECIEM and Too Faced reporting units were in excess of their carrying values, the Company concluded that the carrying amounts of the goodwill were recoverable and did not record a goodwill impairment charge related to these reporting units. The fair value of these reporting units were based upon an equal weighting of the income and market approaches, utilizing estimated cash flows and a terminal value, discounted at a rate of return that reflects the relative risk of the cash flows, as well as valuation multiples derived from comparable publicly traded companies that are applied to operating performance of the reporting units. The significant assumptions used in these approaches include revenue growth rates and profit margins, terminal values, weighted average cost of capital used to discount future cash flows and royalty rates for trademarks. The most significant unobservable input used to estimate the fair value of the Dr. Jart+ trademark intangible asset was the weighted-average cost of capital, which was 10.5%.

For the three and nine months ended March 31, 2022, other intangible asset impairment charges were $216 million ($164 million, less the portion attributable to noncontrolling interest and net of tax), with an impact of $.45 per common share in both periods.

Returns and Charges Associated With Restructuring and Other Activities and Other Adjustments (Unaudited)

	Three Months Ended March 31, 2023
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Redeemable Noncontrolling Interest and Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
Leading Beauty Forward	$—	$—	$3	$1	$4	$4	$.01
PCBA Program	4	—	6	4	14	10.03
Change in fair value of acquisition-related stock options	—	—	—	1	1	1	—
Other intangible asset impairments	—	—	—	—	—
Total	$4	$—	$9	$6	$19	$15	$.04

	Nine Months Ended March 31, 2023
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Redeemable Noncontrolling Interest and Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
Leading Beauty Forward	$—	$—	$1	$4	$5	$5	$.01
PCBA Program	10	(1)	12	7	28	20.06
Change in fair value of acquisition-related stock options	—	—	—	(2)	(2)	(2)	(.01)
Other intangible asset impairments	—	—	—	207	207	159.44
Total	$10	$(1)	$13	$216	$238	$182	$.50

	Three Months Ended March 31, 2022
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Redeemable Noncontrolling Interest and Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
Leading Beauty Forward	$—	$—	$(1)	$5	$4	$3	$.01
PCBA Program	1	—	17	1	19	14.04
Change in fair value of acquisition-related stock options	—	—	—	(60)	(60)	(48)	(.13)
Other intangible asset impairments	—	—	—	216	216	164.45
Total	$1	$—	$16	$162	$179	$133	$.37

	Nine Months Ended March 31, 2022
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Redeemable Noncontrolling Interest and Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
Leading Beauty Forward	$—	$2	$(2)	$13	$13	$10	$.03
PCBA Program	3	(2)	24	6	31	24.06
Change in fair value of acquisition-related stock options	—	—	—	(58)	(58)	(46)	(.13)
Other intangible asset impairments	—	—	—	216	216	164.45
Other income	—	—	—	(1)	(1)	(1)	—
Total	$3	$—	$22	$176	$201	$151	$.41

Results by Product Category (Unaudited)

	Nine Months Ended March 31
	Net Sales		Percentage Change(1)				Operating Income (Loss)		Percentage Change
($ in millions)	2023	2022	Reported Basis	Impact of Acquisitions, Divestitures and Brand Closures, Net	Impact of Foreign Currency Translation	Organic Net Sales (Non-GAAP)	2023	2022	Reported Basis
Skin Care	$6,408	$8,003	(20)%	—%	4%	(16)%	$1,207	$2,466	(51)%
Makeup	3,408	3,674	(7)	—	4	(3)	(36)	228	(100+)
Fragrance	1,967	1,987	(1)	10	5	14	399	446	(11)
Hair Care	489	475	3	—	3	6	(31)	(8)	(100+)
Other	39	40	(3)	(5)	6	(2)	8	3	100+
Subtotal	$12,311	$14,179	(13)%	1%	4%	(8)%	$1,547	$3,135	(51)%
Returns/charges associated with restructuring and other activities	(10)	(3)					(33)	(44)
Total	$12,301	$14,176	(13)%	1%	4%	(8)%	$1,514	$3,091	(51)%
(1)Percentages are calculated on an individual basis

Results by Geographic Region (Unaudited)

	Nine Months Ended March 31
	Net Sales		Percentage Change(1)				Operating Income (Loss)		Percentage Change
($ in millions)	2023	2022	Reported Basis	Impact of Acquisitions, Divestitures and Brand Closures, Net	Impact of Foreign Currency Translation	Organic Net Sales (Non-GAAP)	2023	2022	Reported Basis
The Americas	$3,447	$3,547	(3)%	3%	—%	—%	$(53)	$1,044	(100+%)
Europe, the Middle East & Africa	4,972	6,201	(20)	1	3	(16)	919	1,366	(33)
Asia/Pacific	3,892	4,431	(12)	1	8	(3)	681	725	(6)
Subtotal	$12,311	$14,179	(13)%	1%	4%	(8)%	$1,547	$3,135	(51)%
Returns/charges associated with restructuring and other activities	(10)	(3)					(33)	(44)
Total	$12,301	$14,176	(13)%	1%	4%	(8)%	$1,514	$3,091	(51)%
(1)Percentages are calculated on an individual basis

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring and other activities and adjustments, as well as organic net sales. Included herein are reconciliations between the non-GAAP financial measures and the most directly comparable GAAP measures for certain consolidated statements of earnings accounts before and after these items. The Company uses certain non-GAAP financial measures, among other financial measures, to evaluate its operating performance, which represent the manner in which the Company conducts and views its business. Management believes that excluding certain items that are not comparable from period-to-period, or do not reflect the Company’s underlying ongoing business, provides transparency for such items and helps investors and others compare and analyze operating performance from period-to-period. In the future, the Company expects to incur charges or adjustments similar in nature to those presented herein; however, the impact to the Company’s results in a given period may be highly variable and difficult to predict. The Company’s non-GAAP financial measures may not be comparable to similarly titled measures used by, or determined in a manner consistent with, other companies. While the Company considers the non-GAAP measures useful in analyzing its results, they are not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States. Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations. Therefore, the Company presents certain net sales, operating results and diluted net earnings per share information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. The Company calculates constant currency information by translating current-period results using prior-year period monthly average foreign currency exchange rates and adjusting for the period-over-period impact of foreign currency cash flow hedging activities.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Returns, Charges and Other Adjustments (Unaudited)

	Three Months Ended March 31
	2023					2022			% Change
($ in millions, except per share data)	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Impact of Foreign Currency Translation	Non-GAAP, Constant Currency	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Non-GAAP	Non-GAAP, Constant Currency
Net sales	$3,751	$4	$3,755	$107	$3,862	$4,245	$1	$4,246	(12)%	(9)%
Gross profit	2,592	4	2,596	78	2,674	3,251	1	3,252	(20)%	(18)%
Operating income	297	19	316	9	325	738	179	917	(66)%	(65)%
Diluted EPS	$.43	$.04	$.47	$.02	$.49	$1.53	$.37	$1.90	(75)%	(74)%

	Nine Months Ended March 31
	2023					2022			% Change
($ in millions, except per share data)	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Impact of Foreign Currency Translation	Non-GAAP, Constant Currency	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Non-GAAP	Non-GAAP, Constant Currency
Net sales	$12,301	$10	$12,311	$565	$12,876	$14,176	$3	$14,179	(13)%	(9)%
Gross profit	8,900	9	8,909	442	9,351	10,902	3	10,905	(18)%	(14)%
Operating income	1,514	238	1,752	108	1,860	3,091	202	3,293	(47)%	(44)%
Diluted EPS	$2.88	$.50	$3.38	$.23	$3.61	$6.39	$.41	$6.80	(50)%	(47)%

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited, except where noted)

	March 31, 2023	June 30, 2022	March 31, 2022
($ in millions)		(Audited)
ASSETS

Cash and cash equivalents	$5,531	$3,957	$3,836
Accounts receivable, net	1,904	1,629	2,209
Inventory and promotional merchandise	3,097	2,920	2,830
Prepaid expenses and other current assets	715	792	625
Total current assets	11,247	9,298	9,500
Property, plant and equipment, net	3,026	2,650	2,493
Operating lease right-of-use assets	1,843	1,949	2,034
Other assets	6,599	7,013	7,332
Total assets	$22,715	$20,910	$21,359

LIABILITIES AND EQUITY

Current debt	$2,243	$268	$269
Accounts payable	1,520	1,822	1,470
Operating lease liabilities	357	365	388
Other accrued liabilities	3,580	3,360	3,287
Total current liabilities	7,700	5,815	5,414
Long-term debt	5,128	5,144	5,188
Long-term operating lease liabilities	1,734	1,868	1,948
Other noncurrent liabilities	1,457	1,651	1,758
Total noncurrent liabilities	8,319	8,663	8,894
Redeemable noncontrolling interest	819	842	865
Total equity	5,877	5,590	6,186
Total liabilities and equity	$22,715	$20,910	$21,359

SELECT CASH FLOW DATA (Unaudited)

	Nine Months Ended March 31
($ in millions)	2023	2022
Net earnings	$1,042	$2,358
Adjustments to reconcile net earnings to net cash flows from operating activities:
Depreciation and amortization	548	546
Deferred income taxes	(70)	(90)
Impairment of other intangible assets	207	216
Other items	273	315
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(254)	(548)
Increase in inventory and promotional merchandise	(154)	(398)
Increase in other assets, net	(69)	(61)
Decrease in accounts payable and other liabilities, net	(506)	(369)
Net cash flows provided by operating activities	$1,017	$1,969

Other Investing and Financing Sources (Uses):
Capital expenditures	$(652)	$(658)
Settlement of net investment hedges	138	108
Payments to acquire treasury stock	(258)	(1,998)
Dividends paid	(687)	(624)
Proceeds (repayments) of current debt, net	2,228	(4)
Repayments and redemptions of long-term debt, net	(261)	(16)

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